JAMES B. CRAVER

617-345-3847

Jcraver@B-L.com

April 21, 2003

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

Re:

PROACTIVE Asset Allocation Funds

Commission File Nos. 333-5208 and 811-9156

Ladies and Gentlemen:

As counsel for the captioned registrant, I have reviewed its Post-Effective Amendment No. 9 to its Registration Statement on Form N-1A under the Securities Act of 1933 (which is also its Amendment No. 9 to its Registration Statement under the Investment Company act of 1940), which is being filed with the Commission under paragraph (b) of Rule 485. The purpose of this letter is to advise the Commission that the amendment does not contain disclosures that would render it ineligible to become effective under paragraph (b) of Rule 485.

Very truly yours,

/s/James B. Craver